Exhibit 99.1

AspenBio Plans to Initiate Pivotal Study in Fourth Quarter

 FDA Meeting Held; Advancing Toward Commercialization in U.S. and EU

Clinical and Business Update Conference Call Scheduled Today at 8:30 a.m. ET

CASTLE ROCK, Colo., September 27, 2012 — AspenBio Pharma, Inc. (Nasdaq: APPY), an in vitro diagnostic company, today provided its shareholders and the broader investment community with an update on its clinical and business activities.  The Company announced that it plans to initiate a pivotal study in the fourth quarter of 2012 for its blood-based appendicitis test designed to assist emergency room clinicians in ruling out acute appendicitis.  The Company is moving ahead with its plans following its recent productive meeting with the U.S. Food and Drug Administration (“FDA”).  In addition to seeking approval in the U.S., the Company plans to obtain CE Mark before the end of the year and to introduce the product in Europe shortly thereafter.

Steve Lundy, President and CEO of AspenBio, stated, “We are very pleased with the recent progress we have made in executing on our key development objectives.  Most importantly, after meeting with the FDA, we plan to initiate our pivotal study in the U.S. during the fourth quarter.  We are currently modifying the study protocol in accordance with the FDA’s constructive feedback, and we continue to engage hospitals across the U.S. for participation in our study.  In parallel, we are preparing to launch the product in Europe once we obtain a CE Mark, which we anticipate receiving during the fourth quarter.”

In addition to the Company’s clinical advancements, AspenBio announced that progress continues for its out-licensed animal health assets.  To date, cumulative consideration achieved under the exclusive license agreement is approximately $1.3 million, including license fees and milestone payments.

Finally, the Company outlined strategic changes designed to further position AspenBio for success.  The Board of Directors is being restructured in alignment with the strategic focus of the Company and certain board members have stepped down voluntarily from their positions.  These Board members are Greg Pusey, Doug Hepler, Mark Ratain and Michael Merson.  AspenBio is in the process of identifying potential new board members with the desired skills, qualifications and experience to guide the Company’s refocused strategy, but ultimately intends to have a smaller sized Board.  Additionally, a rebranding of the Company is underway and is expected to include the evaluation of new company and product names, as well as associated logos.  The Company intends to propose a new company name later this year and such change will require shareholder approval.

Mr. Lundy concluded, “As we move ahead with a balance sheet strengthened by funding from our recent public offering and by the out-licensing of our animal health assets, we are confident that we have the capital resources to continue executing on our clinical and business objectives.  We believe we are taking important steps to position the Company strategically for our future as a successful commercial in vitro diagnostics company.”

Conference Call and Webcast Information
Interested participants and investors may access the conference call by dialing 800-860-2442 (U.S.); 866-605-3852 (Canada); or 412-858-4600 (international).  An audio webcast will be accessible via the Investors Relations section of the AspenBio web site, www.aspenbiopharma.com.

A telephonic replay of the call will be available for two weeks beginning at 9:30 a.m. ET on September 27, 2012.  Access numbers for this replay are 877-344-7529 (U.S./Canada) and 412-317-0088 (international); conference ID: 10018947.  The webcast replay will remain available in the Investors Relations section of the AspenBio web site for 30 days.

About AspenBio Pharma
AspenBio Pharma, Inc. is an in vitro diagnostic company focused on the clinical development and commercialization of its blood-based appendicitis test.  The unique appendicitis test has projected high sensitivity and negative predictive value and is designed to aid in the identification of patients at low risk for acute appendicitis, allowing for more conservative patient management.  The test is being developed initially for pediatric, adolescent and young adult patients with abdominal pain, as this population is at the highest risk for appendicitis and has the highest risk of long-term health effects associated with CT imaging.  For more information, visit www.aspenbiopharma.com.

Forward-Looking Statements
This press release includes "forward-looking statements" of AspenBio Pharma, Inc. ("AspenBio") as defined by the Securities and Exchange Commission ("SEC"). All statements, other than statements of historical fact, included in this press release that address activities, events or developments that AspenBio believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors AspenBio believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of AspenBio. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including our ability to successfully complete required product development and modifications in a timely and cost effective manner, complete clinical trial activities for the appendicitis test required for FDA submission, obtain FDA clearance or approval, complete and obtain CE Mark, cost effectively manufacture and generate revenues from the appendicitis test, execute agreements required to successfully advance the company's objectives, retain the management team to advance the products, overcome adverse changes in market conditions and the regulatory environment, obtain and enforce intellectual property rights, and realize value of intangible assets. Furthermore, AspenBio does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this press release should be considered in conjunction with the risk factors contained in AspenBio's recent filings with the SEC, including its Final Prospectus filed on June 20, 2012.

For Investors & Media:
Joshua Drumm, Ph.D. / Jason Rando
Tiberend Strategic Advisors, Inc.
(212) 827-0020
jdrumm@tiberend.com
jrando@tiberend.com